Exhibit 10.1

EXECUTION VERSION

This AMENDMENT NO. 5, dated as of March 17, 2016 (this “Amendment”), among OCI BEAUMONT LLC, a Texas limited liability company (the “Borrower”), OCI PARTNERS LP, a Delaware limited partnership (the “MLP”), BANK OF AMERICA, N.A., as administrative agent (in such capacity, together with its successors, the “Administrative Agent”), and BANK OF AMERICA, N.A., as a Lender, amends that certain Revolving Credit Agreement dated as of April 4, 2014 (as amended by Amendment No. 1 dated as of June 13, 2014, Amendment No. 2 dated as of March 12, 2015, Amendment No. 3 and Waiver dated as of October 16, 2015 and Amendment No. 4 dated as of March 11, 2016 and as further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), entered into among the Borrower, the MLP, the institutions from time to time party thereto as Lenders (the “Lenders”), the Administrative Agent and the other agents and arrangers named therein. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

W I T N E S S E T H:

WHEREAS, pursuant to Section 13.12(a) of the Credit Agreement, the Credit Agreement and any other Credit Document may be amended, supplemented or modified with the consent of the Credit Parties and the Required Lenders;

WHEREAS, the Credit Parties, the Administrative Agent and Bank of America, N.A., as Lender (the “Consenting Lender”) desire to the amend the Credit Agreement on the terms set forth herein;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the sufficiency and receipt of all of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Amendments to the Credit Agreement. Effective as of the Amendment No. 5 Effective Date (as defined below), the Credit Agreement is hereby amended as follows:

(a) The following definition is added in alphabetical order to Section 1.01 thereof:

““Minimum Liquidity Amount” shall mean, at any date of determination, the sum of (i) the amount of unrestricted cash and Cash Equivalents (in each case, free and clear of all Liens, other than nonconsensual Liens permitted by Section 10.01 of the Credit Agreement and Liens created under any Credit Document or the Existing Term Loan Credit Agreement) included on the consolidated balance sheet of the Borrower and its Subsidiaries as of such date and (ii) the aggregate undrawn amount of the Revolving Commitments that is available for borrowing on such date.

(b) The definition of “Applicable Commitment Fee Percentage” in Section 1.01 of the Credit Agreement is hereby amended and restated as follows:

““Applicable Commitment Fee Percentage” shall mean a percentage per annum equal to 1.40%.”

(c) The definition of “Applicable Margin” in Section 1.01 of the Credit Agreement is hereby amended and restated as follows:

““Applicable Margin” shall mean a percentage per annum equal to, in the case of Loans maintained as (a) Base Rate Loans, 2.50% and (b) LIBO Rate Loans, 3.50%.”

(d) The definition of “Clean-up Date” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

““Clean-up Date” shall mean the last Business Day of each fiscal quarter in each fiscal year of the Borrower, commencing September 30, 2016.”

(e) The definition of “Revolving Loan Maturity Date” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

““Revolving Loan Maturity Date” shall mean March 31, 2017.”

(f) Section 5.02(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“On each Clean-up Date, the Borrower shall prepay in full all Revolving Loans outstanding on such date; provided that with respect to the Clean-up Date occurring on September 30, 2016, the Borrower shall only be required to prepay an amount of Revolving Loans such that no more than $20,000,000 in aggregate principal amount of Revolving Loans remain outstanding on such Clean-up Date after giving effect to such prepayment.”

(g) Section 11.01 is hereby amended to delete “or” and insert “,” immediately before clause (ii), and insert the following immediately following clause (ii):

“or (iii) shall fail to prepay the Revolving Loans in such amount required by Section 5.02(b) on any Clean-up Date”

(h) Section 10.11(a) is hereby amended and restated in its entirety as follows:

(a) The Borrower will not permit the Consolidated Senior Secured Net Leverage Ratio on the last day of any fiscal quarter in the table below to exceed the ratio set forth opposite such period in the table below:

Fiscal Quarter	Maximum Consolidated Senior Secured Net Leverage Ratio
June 30, 2016	4.25:1.00
September 30, 2016	4.75:1.00
December 31, 2016	5.00:1.00

(i) Section 10.11(b) is hereby amended and restated in its entirety as follows:

(b) The Borrower will not permit the Consolidated Interest Coverage Ratio on the last day of any fiscal quarter in the table below to be less than the ratio set forth opposite such period in the table below:

Fiscal Quarter	Minimum Consolidated Interest Coverage Ratio
June 30, 2016	3.00:1.00
September 30, 2016	2.50:1.00
December 31, 2016	2.50:1.00

(j) The following is added as Section 10.11(c) of the Credit Agreement:

The Borrower will not permit the Minimum Liquidity Amount on the last day of any fiscal quarter in the table below to be less than the amount set forth opposite such period in the table below:

Fiscal Quarter	Minimum Liquidity Amount
June 30, 2016	$15,000,000
September 30, 2016	$20,000,000
December 31, 2016	$40,000,000

SECTION 2. Conditions of Effectiveness. This Amendment shall become effective as of the first date (such date being referred to as the “Amendment No. 5 Effective Date”, which date is March 17, 2016) when each of the following conditions shall have been satisfied:

(a) The Administrative Agent shall have received counterparts of this Amendment duly executed and delivered by (A) the Borrower, (B) the MLP, (C) the Consenting Lender and (D) the Administrative Agent.

(b) The Administrative Agent shall have received, on behalf of itself and the Lenders, an opinion from Latham & Watkins LLP, special New York counsel to the Credit Parties, dated as of the Amendment No. 5 Effective Date and addressed to the Administrative Agent and the Consenting Lender, in form and substance reasonably satisfactory to the Administrative Agent.

(c) The Administrative Agent shall have received (i) certificates of good standing (to the extent such concept exists) from the applicable secretary of state of the state of organization of each Credit Party, certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Credit Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Amendment and (ii) a certificate, dated as of the Amendment No. 5 Effective Date, signed by a Responsible Officer of the Borrower, confirming satisfaction of the conditions set forth in Sections 2(e) and (f) of this Amendment.

(d) Payment by the Borrower of all reasonable fees and expenses due to the Administrative Agent and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Arranger”), including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including the legal fees and expenses of Cahill Gordon & Reindel LLP, counsel to the Administrative Agent).

(e) The representations and warranties of the Borrower and each other Credit Party contained in Section 8 of the Credit Agreement (as amended hereby) or any other Credit Document shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) on and as of the Amendment No. 5 Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) as of such earlier date.

(f) After giving effect to this Amendment, no Default or Event of Default exists, or would result from the effectiveness of this Amendment.

(g) With respect to any parcel of improved Mortgaged Property, a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and each applicable Credit Party) together with a copy of, or certificate as to coverage under, and a declaration page relating to, the insurance policies required by Section 9.03 of the Credit Agreement (including, without limitation, flood insurance policies) and the applicable provisions of the Security Documents, each of which (i) shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payee or mortgagee endorsement (as applicable), (ii) shall name the Collateral Agent, on behalf of the Guaranteed Creditors, as additional insured, (iii) in the case of flood insurance, shall (a) identify the address of each property located in a special flood hazard zone, (b) indicate the applicable flood zone designation, the flood insurance coverage for buildings and contents and the deductible relating thereto and (c) provide that the insurer will give the Collateral Agent 45 days’ written notice of cancellation or non-renewal if permitted by applicable law and (iv) shall be otherwise in form and substance satisfactory to the Administrative Agent.

SECTION 3. Post-Closing Actions. Within 30 days after the Amendment No. 5 Effective Date (or such later date as the Administrative Agent may agree in its sole discretion), the Borrower will take, or shall cause the applicable Credit Party to take any actions deemed reasonably advisable by the Administrative Agent or Collateral Agent due to this Amendment to preserve or continue the perfection and priority of liens and security interests granted under the Mortgage to the Collateral Agent for the benefit of the Guaranteed Creditors securing the Obligations, including without limitation mortgage amendments, opinions of counsel and title endorsements, to the extent available.

SECTION 4. Representations and Warranties: On and as of the Amendment No. 5 Effective Date, after giving effect to this Amendment, each Credit Party represents and warrants as follows:

(a) Each Credit Party (i) is a duly organized and validly existing corporation, partnership, or limited liability company, as the case may be, in good standing under the laws of the jurisdiction of its organization, (ii) has the corporate or limited liability company power and authority, as the case may be, to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is, to the extent such concepts are applicable under the laws of the relevant jurisdiction, duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except for failures to be so qualified which, individually and in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

(b) Each Credit Party has the corporate, partnership or limited liability company power and authority, as the case may be, to execute, deliver and perform the terms and provisions of this Amendment and has taken all necessary corporate, partnership or limited liability company action, as the case may be, to authorize the execution, delivery and performance by it of this Amendment. Each Credit Party has duly executed and delivered this Amendment, and this Amendment constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

(c) Neither the execution, delivery or performance by any Credit Party of this Amendment, nor compliance by it with the terms and provisions thereof, (i) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of any Credit Party pursuant to the terms of, any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which any Credit Party is a party or by which it or any of its property or assets is bound or to which it may be subject (except, in the case of preceding clauses (i) and (ii), other than in the case of any contravention, breach, default and/or conflict, that would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect) or (iii) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of any Credit Party or any of its respective Subsidiaries.

(d) The execution, delivery, performance or effectiveness of this Amendment will not (i) impair the validity, effectiveness or priority of the Liens granted pursuant to any Credit Document, and such Liens continue unimpaired with the same priority to secure repayment of all of the applicable Obligations, whether heretofore or hereafter incurred, or (ii) require that any new filings be made or other action taken to perfect or to maintain the perfection of such Liens.

SECTION 5. Effect of Amendment. Except as expressly set forth herein, this Amendment shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of the Credit Agreement or any other Credit Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. As of the Amendment No. 5 Effective Date, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference in the other Credit Documents to the Credit Agreement (including, without limitation, by means of words like “thereunder,” “thereof” and words of like import), shall mean and be a reference to the Credit Agreement as amended hereby, and this Amendment and the Credit Agreement shall be read together and construed as a single instrument. This Amendment shall constitute a Credit Document.

SECTION 6. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

SECTION 7. Acknowledgement and Affirmation. Each Credit Party party hereto hereby expressly acknowledges, (i) all of its obligations under the MLP Guaranty, the Subsidiaries Guaranty, the Security Agreement and the other Security Documents to which it is a party are reaffirmed and remain in full force and effect on a continuous basis, (ii) its grant of security interests pursuant to the Security Agreement and the other Security Documents are reaffirmed and remain in full force and effect after giving effect to this Amendment, (iii) the Obligations include, among other things and without limitation, the due and punctual payment of the principal of, interest on, and premium (if any) on, the Loans and (iv) except as expressly set forth herein, the execution of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or Lenders, constitute a waiver of any provision of any of the Credit Documents or serve to effect a novation of the Obligations.

SECTION 8. Applicable Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN THE CREDIT AGREEMENT OR THE SECURITY DOCUMENTS, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

SECTION 9. Headings Descriptive. The headings of the several Sections and subsections of this Amendment are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Amendment.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

OCI BEAUMONT LLC

By:	/s/ Frank Bakker
	Name:	Frank Bakker
	Title:	President

OCI PARTNERS LP

By:	OCI GP LLC, as its General Partner

By:	/s/ Frank Bakker
	Name:	Frank Bakker
	Title:	President and Chief Executive Officer

[OCI – Revolving Credit Facility Amendment No. 5]

BANK OF AMERICA, N.A.,
as Administrative Agent

By:	/s/ Patrick Devitt
	Name:	Patrick Devitt
	Title:	Vice President

[OCI – Revolving Credit Facility Amendment No. 5]

BANK OF AMERICA, N.A., as Lender

By:	/s/ Lindsay Kim
	Name:	Lindsay Kim
	Title:	Vice President

[OCI – Revolving Credit Facility Amendment No. 5]